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Rayonier Advanced Materials Reports Third Quarter 2017 Results

•	Third quarter net income of $16 million and pro forma EBITDA of $44 million unfavorably impacted by $3 million and $5 million, respectively, due to Hurricane Irma

•
Full year projected net income and pro forma EBITDA now anticipated to be approximately $25 million and $180 million, respectively, which includes the impact of Hurricane Irma and previously announced major customer operational upset in the fourth quarter

•	On-track for $30 million of cost transformation improvements in 2017 with $23 million achieved year-to-date

•	Acquisition of Tembec expected to close in the second half of fourth quarter with integration planning nearly complete
JACKSONVILLE, Fla., November 1, 2017 - Rayonier Advanced Materials Inc. (the “Company”) (NYSE:RYAM) today reported third quarter 2017 net income of $16 million, or $0.28 per diluted common share compared to $22 million, or $0.44 per diluted common share in the third quarter of 2016. Third quarter 2017 pro forma net income was $10 million, or $0.18 per diluted common share, compared to $22 million, or $0.44 per diluted common share in the third quarter of 2016. Third quarter 2017 pro forma net income and diluted earnings per share are adjusted for transaction costs and an unrealized gain on a derivative instrument, both associated with the pending acquisition of Tembec. Additionally, the 2017 earnings per diluted common share amount reflects the impact of the Mandatory Convertible Preferred Stock issuance in the third quarter of 2016.
Year-to-date net income was $30 million, or $0.46 per diluted common share compared to $62 million, or $1.38 per diluted common share in 2016. Year to date pro forma net income was $28 million, or $0.42 per diluted common share, compared to $56 million, or $1.24 per diluted common share in 2016. In addition to the 2017 impact of the pro forma adjustments mentioned above, 2016 pro forma net income and diluted earnings per common share reflect an adjustment for a gain on debt extinguishment associated with the repurchase of Senior Notes.
Both third quarter and year-to-date net income were negatively impacted by $3 million due to Hurricane Irma, which forced the closure of both of the Company’s manufacturing facilities during September. For the full year, the Company expects a $7 million impact to net income from the hurricane due to higher costs and reduced sales volumes as a result of lost production and shipment delays.
“Despite the significant weather event, the team did a commendable job of safely managing our assets and keeping our customers’ informed and their operational needs met,” said Paul Boynton, Chairman, President and Chief Executive Officer. “While the hurricane significantly impacted our operations and financial results, excluding the event, our results for the quarter would have kept us in-line with our full year plan.”
Third Quarter and Year-to-Date Operating Results
Third quarter 2017 sales were $210 million compared to $207 million in the prior year, an increase of $3 million, or 1 percent. The change in net sales was driven by improved commodity sales prices due to a shift in production from absorbent materials to commodity viscose and improved commodity markets resulting in higher sales prices for both commodity viscose and absorbent materials. Commodity sales volumes increased due to the timing of revenue recognition, partially offset by discrete production issues during the quarter. A decline in cellulose specialties sales prices of 2 percent, as expected, and slightly lower cellulose specialties sales volumes, partly offset the commodity sales increase.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Year-to-date sales were $612 million compared to $638 million in the prior year, a decrease of $26 million, or 4 percent. The change in net sales was driven by a decline in cellulose specialties sales prices of 5 percent, as expected, and slightly lower cellulose specialties sales volumes primarily due to the timing of revenue recognition. Commodity sales prices improved due to stronger commodity markets resulting in higher sales prices for both commodity viscose and absorbent materials. Commodity sales volumes decreased due to a shift in production from absorbent materials to commodity viscose and production issues.
Third quarter and year-to-date 2017 operating income was $18 million and $57 million, respectively, $23 million and $55 million less than the prior year respective comparable periods. Excluding the impact of the costs associated with the pending acquisition of Tembec, third quarter and year-to-date 2017 pro forma operating income was $23 million and $70 million, respectively, $18 million and $42 million less than prior year respective comparable periods. The third quarter and year-to-date 2017 results reflect lower cellulose specialties sales prices and higher commodity product sales prices, as previously discussed. Savings from Cost Transformation were more than offset by costs incurred to achieve additional future savings, higher production expenses due to sales mix, chemical prices and production issues, as well as, investments in customer product development. In addition, results were unfavorably impacted by $5 million from the impact of Hurricane Irma. Selling, general and administrative expenses also decreased for the quarter primarily due to lower stock compensation expense. Year-to-date selling, general and administrative expenses increased slightly due to costs related to New Product development activities.
Year-to-date 2017, the Company has realized approximately $23 million in gross cost savings against its Cost Transformation target of $30 million, primarily due to cost improvements in supply chain, chemical usage and wood optimization. Savings from the Cost Transformation pillar now total $108 million since inception.
Interest and Other Expense, Net
Interest expense, net of interest income and other expense, was $25 million for 2017, comparable to the prior year as a result of lower outstanding debt and favorable interest income on higher cash balances, offset by higher LIBOR interest rates on floating rate debt.
Income Tax Expense
The year-to-date effective tax rate was 38 percent, compared to 35 percent during the prior year period. The current period effective tax rate reflects the accounting impact of the write-off of the deferred tax asset associated with the 2014 employee incentive stock grant, which did not vest.
Cash Flows and Liquidity
Year-to-date, the Company generated operating cash flows of $118 million and adjusted free cash flows of $77 million. As a result, debt was reduced $3 million to $780 million, while net debt was reduced $58 million to $408 million. With strong adjusted free cash flows, the Company ended the third quarter with $379 million of cash and $622 million of total liquidity, including $243 million available under the revolving credit facility after taking into account outstanding letters of credit.
On August 17, 2017, the Company received commitments from lenders to borrow up to $680 million to fund the Tembec acquisition through the refinancing of existing term loans. In preparation for the acquisition and subsequent to the quarter end, the Company made additional principal payments of $268 million on the term loans on September 26, 2017.
Guidance and Outlook
The impact of Hurricane Irma and the operational disruption of a major customer’s production will have a significant negative impact on full year guidance, but its impact is expected to be limited to 2017. For the full year 2017, the Company now expects cellulose specialties sales prices and volumes to decline approximately 4 percent and 5 percent, respectively, from the previous year. The reductions in full year cellulose specialties sales volumes are driven by the negative impact from Hurricane Irma and the previously announced operational upset of a major customer. Additionally, commodity sales volumes are expected to decline 9 percent over last year. Commodity sales volumes were also impacted by Hurricane Irma and the planned shift in production from absorbent materials to commodity viscose, as well as production issues. As a result, the Company expects net income of approximately $25 million and pro forma EBITDA of approximately $180 million. Cash flow from operations and adjusted free cash flows are anticipated to be $121 to $126 million and $80 to $85 million, respectively. The Company anticipates capital expenditures of approximately $50 million plus strategic capital spending related to the investment in the LignoTech Florida project of $5 million.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Ethers and other cellulose specialties end-use demand continue to show strength and will provide opportunities for the Company to expand future sales in these faster growing end-uses. The acquisition of Tembec and its strong position in the ethers end-use, allows the Company to further diversify its portfolio of products. In acetate, excess capacity coupled with flat demand growth for acetate tow products is creating a very competitive sales environment. The Company believes its cost transformation efforts and the pending acquisition of Tembec, progress in market optimization and new products, position it well for future growth.

“The third quarter and the full year results are being negatively impacted by events outside our control. I am proud of each employee’s focus and effort during these challenging months to minimize the impact to our performance. Without these two significant disruptions, we would continue to be at the higher end of our original full year EBITDA outlook,” Boynton concluded. “We are a resilient company and focused on the future, which includes significant growth opportunities including the acquisition of Tembec, the completion of LignoTech Florida, the continued cost transformation of our business and the execution of our four pillars of growth.”
Conference Call Information
Rayonier Advanced Materials Inc. (NYSE:RYAM) plans to release its third quarter 2017 earnings on November 1, 2017, after the market closes. Rayonier Advanced Materials will host a conference call and live webcast on Thursday, November 2, 2017, at 11:00 a.m. ET to discuss these results.  Supplemental materials and access to the live audio webcast will be available at www.rayonieram.com.  A replay of this webcast will be archived on the company’s website shortly after the call. Investors may listen to the conference call by dialing 877-407-8293, no passcode required.  For international parties, dial 201-689-8349.  A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Thursday, November 16, 2017.  The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13672368.

About Rayonier Advanced Materials
Rayonier Advanced Materials is the leading global supplier of high-purity, cellulose specialties natural polymers for the chemical industry. Working closely with its customers, the Company engineers natural polymeric chemical chains to create dozens of customized high-purity performance fibers at its plants in Florida and Georgia. Rayonier Advanced Materials’ intellectual property and manufacturing processes have been developed over 90 years, resulting in unique properties and very high quality and consistency. The Company’s facilities have the capacity to produce approximately 485,000 tons of cellulose specialties for use in a wide range of industrial and consumer products such as filters, cosmetics and pharmaceuticals and approximately 245,000 tons of commodity products. Rayonier Advanced Materials is consistently ranked among the nation’s top 50 exporters and delivers products to 80 ports around the world, serving customers in 35 countries across five continents. More information is available at www.rayonieram.com.
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to Rayonier Advanced Materials’ future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties.
Such risks and uncertainties include, but are not limited to: competitive pressures in the markets in which we operate, especially with respect to increases in supply and pressures on demand for our products, which impact pricing; our ability to complete our announced cost and debt reduction initiatives and objectives within the planned parameters and achieve the anticipated benefits; our customer concentration, especially with our three largest customers; changes in global economic conditions, including currency; the Chinese dumping duties currently in effect for commodity viscose pulps; potential legal, regulatory and similar challenges relating to our permitted air emissions and waste water discharges from our facilities by non-governmental groups and individuals; the effect of current and future environmental laws and regulations as well as changes in circumstances on the cost and estimated future cost of required environmental expenditures; the potential impact of future tobacco-related restrictions; potential for additional pension contributions; labor relations with the unions representing our hourly employees; the effect of weather and other natural conditions; changes in transportation-related costs and availability; the failure to attract and retain key personnel; the failure to innovate to maintain our competitiveness, grow our business and protect our intellectual property; uncertainties related to the availability of additional financing to us in the future and the terms of such financing; our inability to make or effectively integrate current and future acquisitions and engage in certain other corporate transactions; any failure to realize expected benefits from our separation from Rayonier Inc.; risks related to our pending acquisition of Tembec Inc., including the failure to satisfy the conditions to completing the transaction, including obtaining

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

regulatory approvals, our failure to obtain the anticipated benefits and synergies from the acquisition and the impact of additional debt we will incur and equity that we will issue to finance the acquisition; financial and other obligations under agreements relating to our debt; and uncertainties relating to general economic, political, and regulatory conditions.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Rayonier Advanced Materials assumes no obligation to update these statements except as is required by law.

Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including  EBITDA, adjusted free cash flows, pro forma operating income, pro forma net income, pro forma EBITDA and adjusted net debt. These non-GAAP measures are reconciled to each of their respective most directly comparable GAAP financial measures on Schedules C - E of this earnings release.
We believe these non-GAAP measures provide useful information to our board of directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes.
We do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they may exclude significant expenses and income items that are required by GAAP to be recognized in our consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expenses and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management provides reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.

# # #

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RayonierAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Income
September 23, 2017 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 23,	June 24,	September 24,	September 23,	September 24,
	2017	2017	2016	2017	2016
Net Sales
Cellulose specialties	$167	$158	$173	$482	$513
Commodity products and other	43	43	34	130	125
Total Net Sales	210	201	207	612	638
Cost of Sales	(179)	(168)	(156)	(511)	(498)
Gross Margin	31	33	51	101	140
Selling, general & administrative expenses	(13)	(18)	(10)	(41)	(26)
Other operating expense, net	—	(2)	—	(3)	(2)
Operating Income	18	13	41	57	112
Interest and other expense, net	(9)	(8)	(8)	(25)	(26)
Unrealized gain on derivative instrument	14	2	—	16	—
Gain on debt extinguishment	—	—	—	—	9
Income Before Income Taxes	23	7	33	48	95
Income tax expense	(7)	(2)	(11)	(18)	(33)
Net Income Attributable to Rayonier Advanced Materials Inc.	$16	$5	$22	$30	$62

Mandatory convertible stock dividends	(4)	(4)	(2)	(10)	(2)
Net Income Available to Rayonier Advanced Materials Inc. Common Stockholders	$12	$1	$20	$20	$60

Earnings Per Share of Common Stock
Basic earnings per share	$0.29	$0.03	$0.46	$0.47	$1.42
Diluted earnings per share	$0.28	$0.03	$0.44	$0.46	$1.38

Pro forma net income per share (a)	$0.18	$0.11	$0.44	$0.42	$1.24

Shares Used for Determining
Basic EPS	42,427,437	42,387,578	42,360,326	42,388,762	42,266,295
Diluted EPS	56,034,722	43,223,599	49,336,106	43,284,828	44,724,516

(a)	Pro forma net income per share is a non-GAAP measure. See Schedule D for a reconciliation to the nearest GAAP measure.

A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
September 23, 2017 (Unaudited)
(millions of dollars)

	September 23, 2017	December 31, 2016
Assets
Cash and cash equivalents	$379	$326
Other current assets	211	193
Property, plant and equipment, net	775	801
Other assets	78	102
	$1,443	$1,422
Liabilities and Stockholders’ Equity
Current maturities of long-term debt	$267	$9
Other current liabilities	137	117
Long-term debt and capital lease obligations	513	774
Non-current liabilities for disposed operations	137	139
Other non-current liabilities	155	171
Total stockholders’ equity	234	212
	$1,443	$1,422

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
September 23, 2017 (Unaudited)
(millions of dollars)

	Nine Months Ended
	September 23, 2017	September 24, 2016
Cash Provided by Operating Activities:
Net income	$30	$62
Depreciation and amortization	64	64
Other items to reconcile net income to cash provided by operating activities	23	42
Changes in working capital and other assets and liabilities	1	13
	118	181
Cash Used for Investing Activities:
Capital expenditures	(44)	(58)
Other	—	2
	(44)	(56)
Cash Used for Financing Activities:
Issuance of mandatory convertible preferred stock, net	—	167
Changes in debt	(5)	(67)
Dividends paid - common stock	(6)	(6)
Dividends paid - preferred stock	(10)	—
	(21)	94
Cash and Cash Equivalents:
Change in cash and cash equivalents	53	219
Balance, beginning of year	326	101
Balance, end of period	$379	$320

B

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
September 23, 2017 (Unaudited)
(millions of dollars)

	Three Months Ended		Nine Months Ended
EBITDA (a):	September 23, 2017	September 24, 2016	September 23, 2017	September 24, 2016
Net Income	$16	$22	$30	$62
Depreciation and amortization	21	23	64	64
Interest expense, net	9	8	25	26
Income tax expense	7	11	18	33
EBITDA	$53	$64	$137	$185

Acquisition Related Costs	5	—	13	—
Unrealized gain on derivative instrument	(14)	—	(16)	—
Gain on debt extinguishment	—	—	—	(9)
Pro Forma EBITDA	$44	$64	$134	$176

(a)
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is defined by the Securities and Exchange Commission. We define pro forma EBITDA as EBITDA before acquisition related costs, unrealized gain on derivative instrument, and gain on debt extinguishment. EBITDA and pro forma EBITDA are not necessarily indicative of results that may be generated in future periods.

	Nine Months Ended
Adjusted Free Cash Flows (b):	September 23, 2017	September 24, 2016
Cash provided by operating activities	$118	$181
Capital expenditures	(41)	(58)
Adjusted Free Cash Flows	$77	$123

(b)
We define adjusted free cash flows as cash provided by operating activities adjusted for capital expenditures excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of our common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

Adjusted Net Debt (c):	September 23, 2017	December 31, 2016
Current maturities of long-term debt	$267	$9
Long-term debt & capital lease obligation	513	774
Total debt	780	783
Original issue discount and debt issuance costs	7	9
Cash and cash equivalents	(379)	(326)
Adjusted Net Debt	$408	$466

(c)
We define adjusted net debt as the amount of debt after the consideration of the original issue discount and debt issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.

C

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
September 23, 2017 (Unaudited)
(millions of dollars, except per share information)

	Three Months Ended						Nine Months Ended
	September 23, 2017		June 24, 2017		September 24, 2016		September 23, 2017		September 24, 2016
Pro Forma Net Income (a):	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Operating Income	$18		$13		$41		$57		$112
Acquisition related costs	5		8		—		13		—
Pro Forma Operating Income	$23		$21		$41		$70		$112

Net Income	$16	$0.28	$5	$0.03	$22	$0.44	$30	$0.46	$62	$1.38
Gain on debt extinguishment	—	—	—	—	—	—	—	—	(9)	$(0.21)
Acquisition related costs	5	$0.09	8	$0.18	—	—	13	$0.30	—	—
Unrealized gain on derivative instrument	(14)	$(0.25)	(2)	(0.05)	—	—	(16)	$(0.37)	—	—
Tax effects of Pro Forma adjustments	3	$0.06	(2)	(0.05)	—	—	1	$0.03	3	$0.07
Pro Forma Net Income	$10	$0.18	$9	$0.11	$22	$0.44	$28	$0.42	$56	$1.24

(a)
Pro forma operating income is defined as operating income adjusted for acquisition related costs. Pro forma net income is defined as net income adjusted net of tax for gain on debt extinguishment, acquisition related costs and unrealized gain on debt extinguishment. Pro forma operating income and pro forma net income are not necessarily indicative of results that may be generated in future periods.

Rayonier Advanced Materials Inc.
Selected Financial and Operating Information
September 23, 2017 (Unaudited)

	Three Months Ended		Nine Months Ended
	September 23, 2017	September 24, 2016	September 23, 2017	September 24, 2016
Sales Volume, thousands of metric tons
Cellulose specialties	114	116	331	335
Commodity products	54	49	167	179
Total	168	165	498	514

Average Sales Price, $ per metric ton
Cellulose specialties	$1,460	$1,495	$1,456	$1,532
Commodity products	$737	$643	$739	$666

D

Rayonier Advanced Materials Inc.
Reconciliation of Guided Non-GAAP Measures
September 23, 2017 (Unaudited)
(millions of dollars, except per share information)

The following schedules include non-GAAP measures related to management’s performance expectations for the future. While we believe these forward-looking statements are reasonable when made, they are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained and it is possible that actual results may differ materially from those indicated by these forward-looking statements.
Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes; however, we do not consider these non-GAAP measures an alternative to financial measures determined in accordance with GAAP. As such, we provide reconciliations of the non-GAAP financial measures we use to their most directly comparable GAAP measures. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.

2017 Net Income Guidance	$25
Income tax expense (a)	14
Acquisition related costs (b)	15
Interest expense, net	37
Depreciation and amortization	89
2017 Pro Forma EBITDA Guidance	$180

(a)
Income tax expense for the full year 2017 is based on an expected effective tax rate of approximately 37.5 percent. The estimated effective tax rate will change significantly upon the closing of the acquisition of Tembec.

(b)
Acquisition costs, net of tax, represents the forecasted legal, due-diligence and consulting costs for the Company and excludes all costs that are contingent upon the closing of the acquisition of Tembec. These costs could vary materially from this estimate.

	Minimum	Maximum
2017 Operating Cash Flows Guidance	$121	$126
Acquisition related costs, net of tax benefit	9	9
Capital expenditures	(50)	(50)
2017 Adjusted Free Cash Flows Guidance	$80	$85

E